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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
          of the Securities Exchange Act of 1934 or Suspension of Duty
               to File Reports under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                        Commission File Number 333-81237
                                               ---------

                              Equity One ABS, Inc.
           ----------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                  103 Springer Building, 3411 Silverside Road,
                   Wilmington, Delaware 19803; (302) 478-6160
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               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

     Equity One ABS, Inc. Mortgage Pass-Through Certificates, Series 2000-1:
       Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-6
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            (Title of each class of securities covered by this Form)

                                      None
           -----------------------------------------------------------
           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


                  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)  [ ]       Rule 12h-3(b)(1)(ii)  [ ]

                  Rule 12g-4(a)(1)(ii) [ ]       Rule 12h-3(b)(2)(i)   [ ]

                  Rule 12g-4(a)(2)(i)  [ ]       Rule 12h-3(b)(2)(ii)  [ ]

                  Rule 12g-4(a)(2)(ii) [ ]       Rule 15d-6            [x]

                  Rule 12h-3(b)(1)(i)  [ ]

                  Approximate number of holders of record as of the certification or notice date: 26

                  Pursuant to the requirements of the Securities Exchange Act of 1934, Equity One ABS, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  January 18, 2001            By: /s/ James H. Jenkins
                                      ------------------------------------------
                                       James H. Jenkins, Chief Financial Officer